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                    [LETTERHEAD OF BANYAN WORLDWIDE SERVICES]

                                                                   Exhibit 10.55


August 11, 1999


Mr. Rodney P. Jackson
70 Sudbury Street
Marlborough, MA 01752

Dear Rod:

This letter reflects revisions to the original offer of employment to you as Vice President, Americas within Banyan Worldwide Services ("Banyan" or "Company") reporting to me. I trust you will find everything in order and per our agreement. I look forward to your start date of August 23, 1999.

The following items comprise the details of the offer:

A.       Compensation
         ------------

         The base salary will be $8,461.54 biweekly, or $220,000 annually.

B.       Sign-on Stock
         -------------

         You will receive 25,000 shares of incentive stock options, subject to approval by the Board of Directors and in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan. These options will be priced as of the close of business August 10, 1999, i.e. $6.84 per share, and will become fully vested on your first day of employment with Banyan.

C.       Bonus Plan
         ----------

         You will be eligible to participate in a Performance Bonus Plan that is targeted at an annualized rate of $110,000 at 100% achievement and prorated from your date of hire. You will also be eligible to earn up to an additional $50,000 in annual bonus payments upon achievement of goals which exceed the 100% performance levels. Payment of this bonus will be based upon a combination of Banyan Worldwide Services performance and achievement of your individual objectives that will be discussed and defined with you during your first month of employment.


                           Personal and Confidential

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Mr. Rodney P. Jackson
Page 2
August 11, 1999


D.       First Year Guarantee
         --------------------

         During your first year of employment you will be guaranteed $60,000 of your target bonus described in section C above. This bonus will be paid quarterly per the following schedule beginning with the October 1, 1999 quarter: 1) $20,000 at the end of Q4 of 1999, 2) $20,000 at the end of Q1 of 2000, 3) $10,000 at the end of Q2 of 2000, and 4) $10,000 at the
         end of Q3 of 2000. Bonus payments are normally paid within 45 days of the quarter end. In the event of an involuntary separation during your first year of employment, you will receive your First Year Guarantee on a prorated basis as of the effective date of the termination. You must be employed for 30 days after the end of a quarter in order to receive that quarter's bonus payment.

E.       Stock
         -----

         You will be granted an option to purchase an aggregate of 75,000 shares of Common Stock of the Company, subject to the approval of the Board of Directors and in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan. These options will be priced as of the close of business August 10, 1999, i.e. $6.84 per share, and will vest at a rate of 25,000 shares per year over three (3) years beginning from and after 12 months after the date of grant.

         In the event of a Change in Control, (defined below), 50% of your issued but unvested incentive stock options in a given vesting schedule will become fully vested and immediately available for exercise in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan.

F.       Restricted Stock
         ----------------

         The Company shall issue and sell to you, subject to approval by the Board of Directors and the terms and conditions set forth in the Banyan 1992 Stock Incentive Plan, as amended, and per a Restricted Stock Agreement to be issued subsequent to your commencement of employment with the Company, 10,000 shares of Common Stock at a purchase price of $0.01 per share. Of this total amount, 50% or 5,000 shares will become available for exercise one (1) year from the date of grant and 50% or 5,000 shares will become available for exercise two (2) years from the date of grant, provided you are still actively employed by the Company on those dates.


                           Personal and Confidential

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Mr. Rodney P. Jackson
Page 3
August 11, 1999


G.        Benefits
          --------

          . You will be eligible for group medical, dental, disability and life insurance through the Company. Coverage for you and your dependents will commence on your first day of employment, subject to any insurers' eligibility requirements and the payment of any applicable employee contributions.
          . You will be eligible to accrue four (4) weeks of vacation time each year on your anniversary date effective from your date of hire. As an executive, this time does not carry over from year to year and any earned but unused vacation time will not be paid upon termination from the Company.

H.        Protection in the Event of Termination
          --------------------------------------

          Termination by Banyan

          If your employment is terminated by Banyan for any reason, except For Cause or a Change in Control, Banyan will provide you the following payments and benefits:

          . Banyan will pay you on a biweekly basis your base salary until you have obtained other employment to a maximum of six (6) months from the effective date of your termination or Banyan will pay you on a biweekly basis the difference between any outside earnings (for example in the case of obtaining consulting assignments) and your Banyan base salary for a maximum of six months from the effective date of your termination.

          . Banyan will pay you all bonuses you have earned or that are guaranteed (on a pro-rata basis) as of the effective date of your termination.

          . Banyan will provide up to six (6) months of continued medical, dental and life insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions.

          . Banyan will accelerate the vesting of those unvested incentive stock options which would have become fully vested within the six
               (6) month period following the effective date of your termination, which would be available for exercise in accordance with the applicable terms and conditions of the Banyan 1992 Stock Incentive Plan.


                           Personal and Confidential

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Mr. Rodney P. Jackson
Page 4
August 11, 1999


     Termination Due to Material Reduction in Responsibilities or Relocation

     In the event of a Material Reduction in your Responsibilities (defined below) in effect immediately prior to a Change in Control of the Company or if your job is relocated outside of a reasonably commutable distance within New England and upon 30 days prior written notice to Banyan, you may voluntarily terminate your employment with the Company and receive the payments and benefits as outlined in section H of this letter.

     Termination after a Change in Control

     If your employment is terminated within 12 months following a Change in Control, you will receive six months of base annual salary plus six months of your annual bonus at the 100% performance level per your Executive bonus plan in effect at the time of termination.

For purposes of this letter, the following terms shall have the following respective meanings:

     . Termination of employment for cause ("For Cause") shall mean termination by reason of (a) any act or omission involving dishonesty, gross negligence or serious misconduct, or (b) your conviction of, or the entry of a pleading guilty or nolo contendere by you to, any crime involving sexual harassment or any felony. Termination of employment For Cause will be presented in writing, accompanied by a written statement of reasons. A process of binding arbitration will resolve disagreements.

     . A material reduction in responsibilities ("Material Reduction in Responsibilities") shall be deemed to occur if: (i) your responsibilities are reduced, for reasons other than For Cause, from managing the Americas field organization; or, (ii) Banyan removes you from the position of Vice President, Americas for reasons other than For Cause.

     . A change in control ("Change in Control") of the Company shall be deemed to occur if and only if (a) any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company is substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities and Exchange of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities (b) a merger or consolidation of the Company


                           Personal and Confidential

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Mr. Rodney P. Jackson
Page 5
August 11, 1999


            following which the voting securities of the Company outstanding immediately prior thereto do not continue to represent more than 50% of the combined voting power of the voting securities of the Company or the entity outstanding immediately after such merger or consolidation, or (c ) a sale of all or substantially all of the assets of the Company.

I.   Employment Status; Offer Terms
     ------------------------------

          Since Banyan's standard policy does not provide for agreements guaranteeing employment for any specific period of time, this offer is not intended to be construed as an employment contract. Therefore, you are, and shall remain, an employee at will.

          The terms of this offer are valid for the duration of your employment subject to a 30-day notice period of cancellation by either party.

Please confirm your acceptance of this revised offer for employment by the end of today by signing this letter and providing your start date of August 23, 1999 as agreed.

Rod, I look forward with great expectation to you joining our team and leading the Americas Organization. I am confident you will be highly successful.


Sincerely,


/s/ Robert Burke
--------------------------
Robert Burke
President
Banyan Worldwide Services


cc:          Anthony J. Bellantuoni, Vice President of Human Resources

Attachments: Employee Patent and Confidential Information Agreement
             Form I-9



Accepted:


/s/ Rodney P. Jackson                                    8/23/99
---------------------------------                    -------------------------
Rodney P. Jackson                                    start date


                           Personal and Confidential